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                                                        EXHIBIT 99.1
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          GREY

                    Contact:  Steven Felsher (212) 546-2440
                              Toni Lee       (212) 546-2422

                                 PRESS RELEASE

                  GREY ANNOUNCES NON-CASH, GOODWILL WRITE-OFF


          New York, December 13, 1994 -- Grey Advertising Inc. (NASDAQ NMS: Grey) today announced that it will be taking a non-cash write-off almost entirely of goodwill associated with past acquisitions. The amount of the write-off is expected to be in the range of $35,000,000 to $40,000,000 (or between $27.00 and $31.00 per share) on an after-tax basis.

          The company indicated that, as part of the continuing review of the carrying value of its assets, it had determined the write-off would be appropriate. The company emphasized that this is entirely a non-cash charge and the write-off relates almost exclusively to goodwill associated with numerous international acquisitions principally made in the 1980's.

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          As a result of the non-cash write-off, Grey will record a
          substantial loss for the year. Absent the non-cash write-off, Grey expects net income for 1994 to be at or about its 1993 results. For the nine months ended September 30, 1994, Grey reported net income of $11,638,000 or $8.52 per share.

          Grey also announced that, for the 20th consecutive year, it is increasing its annual dividend. The Board of Directors increased the annual dividend payout from $3.25 to $3.50 per share. The increased rate will be effective with the quarterly dividend ($.875 per share) payable on December 29, 1994 to holders of record on December 22, 1994.

          Edward H. Meyer, Chairman, President and Chief Executive Officer of Grey, commented, "This charge relates to our experience in coming out of the advertising recession in Europe and other markets. The charge has no impact on our cash resources or our cash flow. On an operating basis, our international operations as a group are strong and are a major contributor to the company's profits."
          Grey is the eighth largest advertising agency in the world with 231 offices in 106 cities in 52 countries.

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